 EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Palatin Technologies:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54918, 333-74990, 333-100469, 333-101764, 333-104370, 333-112908, 333-128585, 333-132369, 333-140648, and 333-146392) and registration statements on Form S-8 (Nos. 333-57079, 333-83876, 333-128854, 333-149093, and 333-163158) of Palatin Technologies, Inc. of our report dated September 27, 2010, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiary as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2010, which report appears in the June 30, 2010 annual report on Form 10-K of Palatin Technologies, Inc.

Our report dated September 27, 2010 contains an explanatory paragraph that states that the Company has incurred recurring net losses and negative cash flows from operations and will require substantial additional financing to continue to fund its planned development activities. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 27, 2010